EXHIBIT (E)(5)

THOMPSON PLUMB FUNDS, INC.
AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of the 31st day of July, 2008, to the Distribution Agreement, dated as of the 26th day of January, 2006, as amended March 21, 2007 and January 24, 2008 (the "Distribution Agreement"), is entered into by and among Thompson Plumb Funds, Inc., a Delaware corporation (the "Corporation"), Quasar Distributors, LLC, a Delaware limited liability company ("Distributor") and Thompson Investment Management,  Inc., the investment advisor to the Corporation (the “Advisor”) is a party hereto with respect to Sections 5, 11 (B) and Exhibit B only.

RECITALS

WHEREAS, the parties have entered into a Distribution Agreement; and

WHEREAS, the Corporation, the Advisor and the Distributor desire to amend said Distribution Agreement; and

WHEREAS, Section 11 (B) of the Distribution Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Effective August 1, 2008, Amended Exhibit B of the Distribution Agreement will be replaced in its entirety by Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Distribution Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THOMPSON PLUMB FUNDS, INC.	QUASAR DISTRIBUTORS, LLC

By: ______________________________	By: ________________________________

Name: John W. Thompson	Name: James R. Schoenike

Title: Chief Executive Officer	Title: President

THOMPSON INVESTMENT MANAGEMENT, INC.

By: _____________________________

Name:   John W. Thompson

Title:     President

Amended Exhibit B to the Distribution Agreement

QUASAR DISTRIBUTORS, LLC REGULATORY DISTRIBUTION SERVICES ANNUAL FEE SCHEDULE at August 1, 2008

Basic Distribution Services

•      Minimum annual fee – $43,000, payable monthly in arrears
•      Market Value Fee at the annual rate of .0025 of 1% (one quarter of one basis point) of the Funds’ (effective for assets over $750 million, cumulative for all series of Thompson Plumb Funds, Inc. subject to this Agreement), average daily net assets, payable monthly in arrears
•      CCO support services- $1,200 per year

Advertising Compliance Review/FINRA Filings
•      $175 per job for the first 10 pages (minutes if tape or video); $20 per page (minute if tape or video) thereafter
•      Non-FINRA filed materials, (e.g. Broker Use Only Materials, Institutional, Correspondence)
$100 per job for the first 10 pages (minutes if tape or video); $10 per page (minutes if tape or video) thereafter.
•      FINRA Expedited Service for 3 Day Turnaround
$1,000 for the first 10 pages (minutes if audio or video); $25 per page (minute if audio or video)      thereafter. (Comments are faxed.  FINRA may not accept expedited request.)

Fund Fact Sheets
 Design- $1,000 per fact sheet, includes first production
 Production- $500.00 per fact sheet per production period
 All printing costs are out of pocket expenses, and in addition to the deign fee and production fee

FINRA Licensing of Investment Advisor’s Staff (if desired) as broker-dealer representatives
•      $1500 per year per registered representative (“RR”) during 2008, and $2,500 per year per RR beginning in 2009.
•      Quasar is limited to these licenses for sponsorship:  Series, 6, 7, 24, 26, 27, 63, 66
•      Plus all associated FINRA and State fees for RRs, including license and renewal fees.

FINRA Branch Office Expense (if applicable)
$3,000 annual branch office fee, if required by FINRA regulation.

Out-of-Pocket Expenses (if applicable)*
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:
•      typesetting, printing and distribution of Prospectuses and shareholder reports
•      production, printing, distribution and placement of advertising and sales literature and materials
•      engagement of designers, free-lance writers and public relations firms
•      long-distance telephone lines, services and charges
•      postage
•      overnight delivery charges
•      FINRA registration and filing fees
           (FINRA advertising filing fees are included in Advertising Compliance Review section above)
•      travel, lodging and meals

Fees are billed monthly.

*Subject to CPI Increase, Milwaukee MSA